Israel Technology Acquisition Corp. Receives Stockholder
Approval of Merger with IXI Mobile

Redwood City, CA; June 5, 2007 - Israel Technology Acquisition Corp. (OTCBB: ISLTU.OB, ISLT.OB, ISLTW.OB) and IXI Mobile, the maker of the Ogo™ family of devices and services, announced today that the stockholders of Israel Technology Acquisition Corp. have approved the merger of the two companies at a special meeting of stockholders held today in New York. It is expected that the merger will close shortly thereafter. Upon the closing, ITAC will change its name to IXI Mobile, Inc., and IXI will change its name to IXI Mobile (USA), Inc., which will be a wholly-owned subsidiary of IXI Mobile, Inc.

At closing, the shares, warrants and units of Israel Technology Acquisition Corp. will continue trading on the Over-The-Counter Bulletin Board under the symbols OTCBB: ISLTU.OB, ISLT.OB, ISLTW.OB. The Company has applied for listing on the Nasdaq Stock Market and hopes to be listed as soon as possible following the closing.

In addition to approving the merger, ITAC stockholders approved certain changes to the Company’s certificate of incorporation relating to the transaction, including the name change and an increase in authorized capitalization. The Company also elected seven directors - Gideon Barak, Israel Frieder, Amit Haller, Victor Halpert, Matthew Hills, Yossi Sela and Shlomo Shalev.

Israel Frieder, Chairman and Chief Executive Officer of Israel Technology Acquisition Corp., said, “We are extremely pleased to close this transaction after more than a year of hard work and appreciate the support shown by our stockholders throughout the merger process. We believe IXI and its capable team can now focus on growing its business through continued innovation, the addition of carrier partners and end subscribers.”

Amit Haller, Chief Executive Officer of IXI Mobile, Inc. added, “I would like to thank our stockholders, employees and everyone else for their support and contributions during this process. We believe this approval represents a major milestone for IXI, as we are now optimally positioned to grow our business, add customers and continue working to expand the Ogo’s presence in the worldwide mobile communications arena.”

Haller added, “In the last eighteen months, we have brought Ogo to new markets such as Germany, Latin America and Africa, and will be re-launching the product in the United States in the near future, in line with our overall rollout strategy. Each of these markets possesses significant growth potential for IXI and we plan to remain aggressive going forward, bringing our technology into new markets with new partners, capitalizing on the continued growth in demand for robust, cost-effective mobile data solutions.

IXI Mobile, Inc., 275 Shoreline Drive, Suite 505, Redwood City, California, USA
http://www.ixi.com Tel +1.650.551.0600 Fax +1.650.551.0601, http://www.ogo.com

About IXI Mobile

Headquartered in Redwood City, CA, IXI Mobile, Inc. offers solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI Mobile's Ogo devices are designed to improve the mobile user experience and increase mobile voice and data usage. The company provides a turn-key solution to mobile operators and Internet service providers around he world to launch and support Ogo products. For more information on IXI Mobile, please visit www.ixi.com.

About Israel Technology Acquisition Corp.

ITAC is a blank check company organized as a corporation under the laws of the State of Delaware on February 22, 2005. It was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business that has manufacturing operations or research and development facilities located in Israel. On July 19, 2005, it consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $33,965,000, including proceeds from the exercise of the underwriters ’ over-allotment option. Approximately $32,955,360 of the net proceeds of the initial public offering were placed in a trust account upon consummation of the initial public offering. Such funds, with the interest earned thereon, will be released to ITAC upon consummation of the merger, less any amount payable to ITAC’s stockholders who properly exercise their conversion rights.

About Ogo

The Ogo family of devices delivers popular applications, including email, instant messaging, SMS, RSS, voice and Web browsing on optimized, easy-to-use handheld devices for a true on-the-go mobile messaging experience. Ogo was launched by mobile operators and Interned service providers around the world. More information on Ogo is available at: www.ogo.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ITAC’s and IXI’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, ” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions.

For additional information, please contact:
KCSA Worldwide (Investor Relations)
Lee Roth / Marybeth Csaby
212-896-1209 / 1236
lroth@kcsa.com / mcsaby@kcsa.com

IXI Mobile, Inc., 275 Shoreline Drive, Suite 505, Redwood City, California, USA
http://www.ixi.com Tel +1.650.551.0600 Fax +1.650.551.0601, http://www.ogo.com